                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                         Date of Report: April 28, 1999
                (Date of earliest event reported: April 28, 1999)

                         Commission File Number: 0-21272

                               SANMINA CORPORATION
             (Exact name of Registrant as specified in its charter)



                Delaware                                   77-0228183
--------------------------------------------------------------------------------
(State of incorporation or organization)             (IRS Employer I.D. No.)


                355 East Trimble Road, San Jose, California 95131
              ----------------------------------------------------
                    (Address of principal executive offices)

                                 (408) 954-5500
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

Item 5. Other Events

         In November 1998, Sanmina Corporation ("Sanmina" or the "Company") completed the acquisition of Altron, Incorporated ("Altron") in a transaction accounted for as a pooling of interests. In March 1999, Sanmina completed the acquisition of Manu-Tronics, Inc. ("Manu-Tronics") in a transaction accounted for as a pooling of interests. As a result of these pooling transactions, Sanmina has restated its historical results of operations to combine the results of operations of Altron and Manu-Tronics.

         Set forth below are restated selected consolidated financial data for Sanmina for the years ended September 30, 1994, 1995, 1996, 1997 and 1998 and the fiscal quarters ended December 27, 1997 and January 2, 1999.

         Also set forth below is a Management's Discussion and Analysis of Financial Condition and Results of Operations covering the Company's results of operations for the fiscal years ended September 30, 1996, 1997 and 1998 and the quarters ended December 27, 1997 and January 2, 1999. This Management's Discussion and Analysis of Financial Condition and Results of Operations discussion has been prepared based on the restated financial information.

         The Company will on or prior to May 4, 1999 file an amendment to its report on Form 10-K for the year ended September 30, 1998 and an amendment to its report on Form 10-Q for the quarter ended January 2, 1999, each of which will contain restated financial statements and information.

Selected Consolidated Financial Data:

                                                                                                             THREE MONTHS ENDED
                                                                  YEARS ENDED SEPTEMBER 30,               -------------------------
                                           -------------------------------------------------------------  DECEMBER 27,   JANUARY 2,
                                             1994         1995         1996         1997         1998         1997          1999
                                           ---------    ---------    ---------    ---------    ---------  ------------   ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIO DATA)
STATEMENT OF OPERATIONS DATA:
Net sales ..............................   $ 360,034    $ 469,394    $ 617,487    $ 803,064    $ 991,821    $ 220,671    $ 275,533
Gross profit ...........................      63,295       94,156      132,800      162,420      207,872       46,030       52,284
Selling, general and administrative
   expenses ............................      32,618       36,278       45,483       63,856       67,165       15,558       20,079
Amortization of goodwill ...............         665          568        2,000        2,283        3,127          636          751
Write-off of goodwill ..................      11,190           --           --           --           --           --           --
Write down of long-lived assets ........          --           --           --           --           --           --       11,400
Provision for restructuring of
   operations ..........................       5,729           --           --           --           --           --           --
Provision for plant closing costs ......          --           --           --        8,876           --           --       16,875
Merger costs ...........................          --           --           --           --        3,945        3,945        5,479
Operating income (loss) ................      13,093       57,310       85,317       87,405      133,635       25,891       (2,300)
                                           ---------    ---------    ---------    ---------    ---------    ---------    ---------
Other income (expense), net ............      (2,560)        (681)        (760)      (1,691)        (272)        (244)       1,738
Income (loss) before provision
   for income taxes and
   extraordinary item ..................      10,533       56,629       84,557       85,714      133,363       25,647         (562)
Gain from exchange of
   convertible subordinated
   debentures for common stock,
   net of expenses .....................      10,167        1,833           --           --           --           --           --
Net income (loss) ......................   $   8,361    $  37,497    $  55,014    $  49,356    $  85,629    $  16,266    $    (562)
                                           =========    =========    =========    =========    =========    =========    =========
Diluted earnings (loss) per share:
Income (loss) before
   extraordinary item ..................   $    (.05)   $     .76    $    1.04    $     .91    $    1.52    $     .29    $    (.01)
Extraordinary item .....................         .26          .04           --           --           --           --           --
                                           ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net income (loss) per share ............   $     .21    $     .80    $    1.04    $     .91    $    1.52    $     .29    $    (.01)
                                           =========    =========    =========    =========    =========    =========    =========
Shares used in computing per
   share amounts .......................      39,737       47,972       55,666       57,616       58,597       58,437       57,380



                                                               AS OF SEPTEMBER 30,                       AS OF
                                            --------------------------------------------------------   JANUARY 2,
                                              1994        1995        1996        1997        1998        1999
                                            --------    --------    --------    --------    --------   ----------
BALANCE SHEET DATA:
Cash, cash equivalents and
   short-term
   investments .........................    $ 37,752    $150,439    $155,069    $152,520    $181,504    $129,768
Working capital ........................      71,493     200,703     228,620     251,350     300,337     274,152
Total assets ...........................     184,238     368,858     450,134     553,478     658,367     677,840
Long-term debt .........................      30,861     113,997     117,726     120,307      19,408      21,792
Stockholders' equity ...................      95,039     166,493     233,959     297,870     481,985     487,213

Management's Discussion and Analysis of Financial Condition and Results of Operations

         Statements in this discussion and analysis include forward-looking information statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements involve known and unknown risks and uncertainties. Our actual results in future periods may be significantly different from any future performance suggested in this Memorandum. References to "Sanmina" or the "Company" refer to Sanmina Corporation and its subsidiaries, unless the context requires otherwise or the text indicates otherwise.

 OVERVIEW

         Sanmina is a leading independent provider of customized integrated electronic manufacturing services ("EMS"), including turnkey electronic assembly and manufacturing management services, to original equipment manufacturers ("OEM") in the electronics industry. Sanmina's electronics manufacturing services consist primarily of the manufacture of complex printed circuit board assemblies using surface mount ("SMT") and pin-through hole ("PTH") interconnection technologies, the manufacture of custom designed backplane assemblies, fabrication of complex multi-layered printed circuit boards, and testing and assembly of completed systems. In addition to assembly, turnkey manufacturing management also involves procurement and materials management, as well as consultation on printed circuit board design and manufacturing. Sanmina, through its Sanmina Cable Systems ("SCS") subsidiary (formerly known as Golden Eagle Systems), also manufactures custom cable and wire harness assemblies for electronic industry OEMs. In addition, as part of the Elexsys International ("Elexsys") acquisition completed in November 1997, the Company acquired and currently operates a metal stamping and plating business.

         Sanmina's assembly plants are located in Northern California, Richardson, Texas, Manchester, New Hampshire, Durham, North Carolina, Guntersville, Alabama, and Dublin, Ireland. Sanmina's printed circuit board fabrication facilities are located in Northern California, Southern California, and Nashua, New Hampshire. SCS's manufacturing facility is located in Carrollton, Texas. As a result of Sanmina's November 1998 merger with Altron Incorporated ("Altron"), Sanmina has added new fabrication and assembly plants in the Boston, Massachusetts area, Northern California, and Richardson, Texas. In addition, as a result of Samina's recent acquisitions of Telo Electronics Incorporated ("Telo") and Manu-Tronics, Inc. ("Manu-Tronics"), Sanmina has added new assembly plants in San Jose, California and in Kenosha, Wisconsin.

         Sanmina has pursued, and intends to continue to pursue, business acquisition opportunities, particularly when these opportunities have the potential to enable Sanmina to increase its net sales while maintaining operating margins, to access new geographic markets, to implement Sanmina's vertical integration strategy and/or to obtain facilities and equipment on terms more favorable than those generally available in the market.

RESULTS OF OPERATIONS

         THREE MONTHS ENDED JANUARY 2, 1999 AND DECEMBER 27, 1997

         The following table sets forth, for the three months ended January 2, 1999 and December 27, 1997, certain items as a percentage of net sales.

                                                                       THREE MONTHS ENDED
                                                              ------------------------------------
                                                              JANUARY 2, 1999    DECEMBER 27, 1997
                                                              ---------------    -----------------
Net sales ..................................................       100.0%               100.0%
Cost of sales ..............................................        81.0                 79.1
   Gross Profit ............................................        19.0                 20.9
Selling, general and administrative ........................         7.3                  7.1
Amortization of goodwill ...................................          .3                   .3
Provision for plant closing and relocation .................         6.1                   --
Write down of long lived assets ............................         4.1                   --
Merger costs ...............................................         2.0                  1.8
   Operating income (loss) .................................         (.8)                11.7
Other income (expense), net ................................          .6                  (.1)
   Income (loss) before income taxes .......................         (.2)                11.6
Provision for income taxes .................................          --                  4.2
Net income (loss) ..........................................         (.2)%                7.4%

         Net Sales. Net sales for the first quarter of fiscal 1999 ended January 2, 1999 increased by 25% to $275.5 million from $220.7 million in the corresponding quarter of the prior year. The increase in net sales was due primarily to increased shipments of EMS assemblies to both existing and new customers. The Company experienced growth across the customer base and its four key target markets of telecommunications, networking (data communications), industrial and medical instrumentation and high-speed computer systems. The overall increase in net sales reflects the continuing trend toward outsourcing within the electronics industry. For the first quarter of fiscal 1999, approximately 87% of the Company's net sales represented value-added EMS assembly shipments with the remaining portion consisting of printed circuit board fabrication shipments. For fiscal 1998, EMS assembly revenues comprised 84% of Sanmina's revenues. The increase in the percentage of revenues represented by EMS assembly revenues was mainly due to the increased shipments of EMS assemblies to both existing and new customers.

         Gross Margin. Gross margin decreased from 20.9% in the first quarter of fiscal 1998 to 19.0% in the first quarter of the current year. The decrease in gross margins for the first quarter of fiscal 1999 was primarily attributable to charges recorded in the first quarter of fiscal 1999 related to the write down of obsolete inventory and assets from acquired companies. Excluding these charges of $7.5 million, gross margins would have increased from 20.9% in the first quarter of fiscal 1998 to 21.7% in the first quarter of the current year. The increase is a result of normal changes in the mix of products shipped to certain customers and normal changes in customer mix. Due to increased competition, product and customer mix, the Company may experience future decreases in gross margins.

         Operating Expenses. In absolute dollars, operating expenses increased from $20.1 million in the first quarter of fiscal 1998 to $54.6 million in the first quarter of fiscal 1999. As a percentage of sales, operating expenses increased from 9.2% in the first quarter of 1998 to 19.8% in the first quarter of the current year. The increase in operating expenses for the first quarter of fiscal 1999 was mainly attributable to certain charges recorded in the first quarter of fiscal 1999. These charges of $36.1 million related to plant closing and relocation costs, write down of long lived assets, merger and other costs. The first quarter of fiscal 1998 included a charge of $3.9 million for merger related costs associated with the acquisition of Elexsys International, Inc. Operating margins decreased from 11.7% in the first quarter of 1998 to (.8%) in the first quarter of the current year. The decrease in operating margins is due to the charges, discussed above, recorded in the first quarter of fiscal 1999. Excluding these charges, operating margins would have increased from 13.5% in the first quarter of fiscal 1998 to 15.0% in the first quarter of the current year. The increase was primarily attributable to the Company's ability to grow revenues at a faster rate than operating expenses.

         The operating margins reflect the Company's strategy of seeking to grow revenues while maintaining operating margins at relatively constant levels. The dollar increase in selling and general and administrative expenses was primarily the result of increased expenditures to support higher sales volume. The Company anticipates that operating expenses will increase in absolute dollars during the next few quarters due to projected additions to the sales force and other administrative expenditures to support higher sales volume. However, operating expenses as a percentage of sales are anticipated to remain relatively constant or decrease depending upon sales volume and the Company's ability to achieve expected operating efficiencies as a result of the integration of the merged Altron operations.

         Other Income and Expense. For the first quarter of fiscal 1999, the Company reported net other income of $1.7 million compared to net other expense of $244,000 for the corresponding quarter of last year. In the first quarter of fiscal 1998, the Company repaid approximately $12.8 million of outstanding Elexsys debt. In addition, in August 1998, $86.3 million of outstanding convertible subordinated notes, issued by the Company in August 1995, were converted into Common Stock as a result of a redemption call for such notes issued by the Company. The decrease in outstanding debt resulted in the reduction in interest expense for the first three months of fiscal 1999.

         Provision for Income Taxes. As there was a net loss for the three months ended January 2, 1999, the Company did not record an income tax benefit. The Company's provision for income taxes for the three month period ended December 27, 1997 was based upon the Company's estimate of the effective tax rate for fiscal 1998 of 36.5%.

         FISCAL YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996

         The following table sets forth, for the periods indicated, certain statements of operations data expressed as a percentage of net sales.

                                                         YEARS ENDED SEPTEMBER 30,
                                                      ------------------------------
                                                       1998        1997        1996
                                                      ------      ------      ------
Net sales ........................................     100.0%      100.0%      100.0%
Cost of sales ....................................      79.0        79.8        78.5
Gross profit .....................................      21.0        20.2        21.5
Operating expenses:
   Selling, general and administrative ...........       6.8         7.9         7.4
   Amortization of goodwill ......................        .3          .3          .3
   Plant closure costs ...........................        --         1.1          --
   Merger costs ..................................        .4          --          --
Total operating expenses .........................       7.5         9.3         7.7
Operating income .................................      13.5        10.9        13.8
Other expense, net ...............................       (.1)        (.2)        (.1)
Provision for income taxes .......................       4.8         4.5         4.8
Net income (loss) ................................       8.6%        6.2%        8.9%

         Net Sales. Net sales in fiscal 1998 increased 23.5% to $991.8 million from $803.1 million in fiscal 1997, which was an increase of 30.1% from fiscal 1996 sales of $617.5 million. The increase in net sales for fiscal 1998 was due primarily to increased shipments of EMS assemblies to both existing and new customers. The increase in net sales for fiscal 1997 was the result of increased volumes of business from established customers, the addition of several new major customers during the year and the addition of customers resulting from acquisitions completed during the year. EMS assembly revenues represented 84.0% of net sales in 1998 as compared to 78.8% in 1997 and 73.7% in 1996. During these periods, Sanmina's printed circuit board fabrication operations focused increasingly on manufacturing printed circuit boards used in EMS assemblies manufactured by the Company, rather than manufacturing "bare" boards for sale to third parties. Growth in EMS assembly revenues during these periods was influenced by the electronics industry trend towards outsourcing, expansion of the Company's operations, both through acquisitions and Company-originated expansions, and a generally positive economic environment in the telecommunications, networking (data communications) and industrial and medical instrumentation segments of the electronics industry. These segments continued to experience overall growth during these periods.

         Gross Margin. Gross margin was 21.0%, 20.2%, and 21.5% in fiscal 1998, 1997, and 1996 respectively. The Company expects gross margins to continue to fluctuate based on product mix and customer mix. The increase in gross margin for fiscal 1998 was due to the Company's ability to realize synergies associated with the Elexsys acquisition. Gross margin decreased to 20.2% in fiscal 1997 from 21.5% for fiscal 1996. The decline in gross margin was primarily the result of the Elexsys acquisition, which had a lower gross margin on a stand-alone basis. As part of the Elexsys acquisition, Sanmina assumed certain backlog obligations which, combined with the increased overhead associated with the acquisition, negatively affected gross margins during fiscal 1997. Synergies achieved through integration of acquired operations, including the former operations of Elexsys, have contributed to the increase in gross margins experienced in 1998. As the integration of these operations is complete, the Company does not anticipate achieving incremental gross margin improvements in future periods as a result of synergies achieved in connection with these acquisitions. Due to increased competition, product and customer mix, the Company may experience decreases in gross margins. Due to the nature of the Altron operations, which are most heavily concentrated in the Boston, Massachusetts area, and the gross margin improvements achieved during fiscal 1998, the Company does not believe that synergies which may be realized from the Altron acquisition will enable it to achieve gross margin improvements during fiscal 1999.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses for fiscal 1998, 1997 and 1996 were $67.2 million, $63.9 million, and $45.5 million respectively. The percentage decreases in selling, general and administrative expenses for fiscal 1998 were due to the Company's ability to realize synergies associated with the Elexsys acquisition.

         This also reflects the Company's strategy of seeking sales growth while maintaining or reducing operating expenses as a percentage of net sales. The absolute dollar increases in selling, general and administrative expenses from fiscal 1996 to 1997 were primarily the result of increased expenditures to support higher sales volume.

         Amortization of Goodwill. The Company incurred $3.1 million, $2.3 million and $2.0 million in amortization expense for fiscal years 1998, 1997 and 1996 respectively. These amortization expenses reflect the amortization of goodwill related to acquisitions, which were accounted for as purchase transactions, including the January 1996 acquisition of SCS and the February 1998 acquisition of Pragmatech.

         Merger Costs. In 1998, the Company recorded a charge of $3.9 million related to the acquisition of Elexsys. In addition, in connection with the acquisition of Altron, the Company recorded a $5.5 million charge during the first quarter of fiscal 1999.

         Other Income and Expense. In fiscal 1998, net other expense was $272,000 as compared to net other expense of $1.7 million and $760,000 in fiscal 1997 and 1996, respectively. For fiscal 1998, the decrease in net other expense was the result of a decrease in outstanding debt. In the first quarter of fiscal 1998, the Company paid approximately $12.8 million of outstanding Elexsys debt.

         In addition, in August 1998, $86.3 million of outstanding convertible subordinated notes, issued by the Company in August 1995, were converted into Common Stock as a result of a redemption call for such notes issued by the Company. For fiscal 1997, the increase in net other expense was a result of interest expense on the $86.3 million of convertible subordinated notes, and a decrease in short-term investments in fiscal 1997 compared to fiscal 1996. These reduced short-term investment balances were due to a decline in the Company's cash balances as a result of the use of cash to fund certain acquisitions and capital improvement programs during fiscal 1997.

         Provision for Income Taxes. For fiscal 1998, 1997 and 1996, the Company's effective tax rate was 35.8%, 42.4% and 34.9%, respectively. The effective rate in 1997 increased from fiscal 1996 because the fiscal 1997 losses of Elexsys were not tax benefited. For fiscal 1998, the rate decreased as utilization of net operating loss carryforwards of Elexsys were recognized.

LIQUIDITY AND CAPITAL RESOURCES

         Cash, cash equivalents, and short-term investments as of January 2, 1999 were $129.8 million as compared to $181.5 million at September 30, 1998. The decrease was mainly attributable to a long-term cash deposit of $52.9 million made in connection with the Company's operating lease for its new campus facility. For the three months ending January 2, 1999, cash generated from operations was $16.9 million compared to $36.4 million for the same period of fiscal 1998. The decrease between years primarily relates to the one-time charges, approximately $43.6 million, recorded in the first quarter of fiscal 1999. Working capital decreased to $274.2 million as of January 2, 1999 compared to $300.3 million at September 30, 1998. This was mainly due to the use of cash for the long-term deposit.

         Net cash used for investing activities for the first three months of fiscal 1999 primarily related to the purchase of short-term and long-term investments and equipment for which the Company paid a total of approximately $38.9 million in cash. Additionally, in the first quarter of fiscal 1999, the Company paid approximately $10.1 million in cash for acquisitions.

         Net cash provided by financing activities for the first three months of fiscal year 1999 related to the proceeds from sale of common stock. The proceeds were slightly offset by $2.1 million paid for other long-term liabilities.

         The Company has entered into an operating lease agreement for new facilities in San Jose, California, where it will establish its corporate headquarters and certain of its assembly operations. In connection with these transactions, the Company pledged $52.9 million of its cash and investments as collateral for certain obligations of the leases.

         The Company generated cash from operating activities of $107.5 million, $77.4 million and $58.4 million in fiscal years 1998, 1997 and 1996, respectively. These increases in cash generated from operations each year were primarily due to the Company's increase in profitability. In August 1998, the Company called for redemption an aggregate principal amount of $86.3 million in convertible subordinated notes which were originally issued in August 1995. The notes were converted to Sanmina Common Stock at a price of $14.09 per share, or
70.94 shares of Sanmina's Common Stock per $1,000 principal amount of Notes. Cash was paid in lieu of fractional shares.

         Cash used for investing activities, including net purchases of short-term investments, during fiscal 1998, 1997 and 1996 was $52.9 million, $78.0 million and $139.2 million, respectively. Investing activities during 1998 included $55.3 million in property, plant and equipment. Additionally, on February 23, 1998, the Company paid approximately $5.7 million in cash to acquire Pragmatech.

         During fiscal 1997, investing activities included the November 1996 acquisition of the assets of the former Comptronix Corporation for which the Company paid cash of approximately $17.6 million, as well as investments in property, plant and equipment of $70.7 million. Investing activities during 1996 included investments in property, plant and equipment at the Company's EMS operations in New Hampshire, Texas and North Carolina and equipment upgrades at the Company's printed circuit board fabrication facilities.

         Cash used for financing activities was $19.5 million in fiscal 1998. In fiscal 1998, the Company paid approximately $7.5 million in outstanding debt. The payments for other long-term liabilities of $25.4 million, which included the $12.8 million of outstanding Elexsys debt, were offset by the proceeds from exercise of stock options and stock purchase rights of $11.1 million. Cash provided by financing activities was $9.3 million and $4.6 million in fiscal 1997 and 1996, respectively. Financing activities in fiscal 1997 and 1996 consisted primarily of receipt of proceeds from exercise of stock options and stock purchase rights.

         The Company's future needs for financial resources include increases in working capital to support anticipated sales growth and investment in manufacturing facilities and equipment. Working capital was $300.3 million at September 30, 1998. The Company has evaluated and will continue to evaluate possible business acquisitions. In this regard, the Company anticipates incurring facilities related expenditures during fiscal 1999 in connection with the relocation of its San Jose, California area assembly facilities and its corporate headquarters to a new campus facility.

         The Company believes that its capital resources, together with cash generated from operations, will be sufficient to meet its working capital and capital expenditure requirements through at least the next twelve months. The Company may seek to raise additional capital through the issuance of either debt or equity securities. Debt financing may require the Company to pledge assets as collateral and comply with financial ratios and covenants.
Equity financing may result in dilution to stockholders.

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                        SANMINA CORPORATION

                                        By: /s/ Randy W. Furr
                                            ------------------------------------
                                            Randy W. Furr,
                                            President and
                                            Chief Operating Officer

Date: April 28, 1999